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23 (m) (1) AMENDMENT TO PLAN OF DISTRIBUTION UNDER RULE 12b-1 - CLASS L TO CLASS
C SHARES


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AMENDMENT TO THE PLAN OF DISTRIBUTION OF TRANSAMERICA IDEX MUTUAL FUNDS CLASS C
SHARES

         THIS AMENDMENT is made as of March 1, 2004 to the Plan of Distribution of Class A, B & L Shares (the "Agreement") of IDEX Mutual Funds (the "TRUST") for the following.

1. TRUST NAME CHANGE. Any reference to IDEX Mutual Funds will now be revised to mean Transamerica IDEX Mutual Funds, in response to the name change of the Trust, effective March 1, 2004.

2. CLASS NAME CHANGE. Any references to Class L Shares are revised to mean Class C shares, in response to the name change of the Shares, effective March 1, 2004.

         In all other respects, the Plan of Distribution of Class A, B & C Shares dated as of March 1, 2003 is confirmed and remains in full force and effect.

         IN WITNESS THEREOF, the parties hereto have caused this amendment to be executed as of March 1, 2004.

ATTEST:                                     TRANSAMERICA IDEX MUTUAL FUNDS

Name: /s/ Kim D. Day                           Name: /s/ Brian C. Scott
      ----------------------------------             ---------------------------
      Senior Vice President, Treasurer &             Trustee, President & Chief
      Principal Financial Officer                    Executive Officer